EXHIBIT 99.1

Grant Park Fund Weekly Commentary
For the Week Ended December 24, 2009

December 24, 2009	Weekly ROR1	Month-to-Date ROR1	Year-to-Date ROR1
Class A Units	0.3%	-3.6%	-9.3%
Class B Units	0.3%	-3.7%	-9.9%
Legacy 1 Class Units2	0.3%	-3.3%	-3.5%
Legacy 2 Class Units2	0.3%	-3.3%	-3.6%
GAM 1 Class Units2	0.3%	-4.0%	-4.1%
GAM 2 Class Units2	0.3%	-3.9%	-4.4%
GAM 3 Class Units2	0.2%	-4.1%	-5.8%

S&P 500 Total Return Index3	2.2%	2.9%	27.7%
Barclays Capital U.S. Long Government Index3	-2.7%	-5.8%	-12.6%
1	Subject to independent verification.
2	Grant Park’s Legacy and GAM Portfolios began trading on April 1, 2009.
3	Index is unmanaged and is not available for direct investment. Please see Indices Overview (below) for more information. Weekly RORs are calculated using data acquired through Bloomberg.

Sector Commentary

Agriculturals/Softs:  Forecasts of weak supply in the sugar markets drove prices sharply up to 29-year highs.  In the grains markets, heavy snow in the Midwestern U.S. moved corn prices higher as farmers in the region were unable to continue this season’s harvest.   Soybean prices declined due to recent weak demand from China and declining prices in the crude oil markets.

Grant Park’s longer-term trading advisors are predominantly long the agriculturals/softs sector, as are Grant Park’s shorter-term trading advisors.

Currencies: The Japanese yen declined against the U.S. dollar, in anticipation the U.S. economy may be improving. The dollar moved higher after U.S. Federal Reserve officials commented the emergency lending programs may soon end.

Grant Park’s longer-term trading advisors are predominantly short the U.S. dollar.  Grant Park’s shorter-term trading advisors are predominantly long the U.S. dollar.

Energy:  Optimism surrounding the recovery of the U.S. economy fostered strong gains in the crude oil markets.  Elevated U.S. housing and fuel-usage data were the key factors behind improved investor sentiment.  In the natural gas markets, prices declined nearly 3% as the Energy Information Administration reports showed a smaller-than-expected decline in U.S. inventories.

Grant Park’s longer-term trading advisors are predominantly long the energy sector, while Grant Park’s shorter-term trading advisors are predominantly short the sector.

Equities:   Global equity markets rose due to improving investor sentiment.  U.S. equity markets moved higher following better-than-expected employment estimates and a final revision to third-quarter GDP data.  In Asia, Japan’s Nikkei 225 Index rallied as a weaker yen boosted demand forecasts for the nation’s export industries.

Grant Park’s longer-term trading advisors are predominantly long the equities sector.  Grant Park’s shorter-term trading advisors are also predominantly long the sector.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS. FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS. THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE.  OFFERING BY PROSPECTUS ONLY.

INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL.  IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL’S OPINION.  DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.

Fixed Income:   A combination of strong economic data and equity rallies led to declines in the U.S. Treasury markets.  Fixed income markets moved lower on forecasts of increased debt supply, coupled with weak trading activity due to the upcoming holiday.

Grant Park’s longer-term trading advisors are predominantly long the fixed income sector, as are Grant Park’s shorter-term trading advisors.

Metals:  Copper markets rallied in reaction to short-term declines in the U.S. dollar and improved industrial demand forecasts. Increased commodity fund buying prior to the new year also contributed to the rally.  In the precious metals markets, gold prices finished the week slightly lower, moving opposite the rising  U.S. dollar.

Grant Park’s longer-term trading advisors are predominantly long the metals sector, as are Grant Park’s shorter-term trading advisors.

Indices Overview 3
Standard and Poor’s 500 Total Return Index (S&P 500 Index) – A weighted index of the 500 stocks in the S&P 500 Index, which are chosen by Standard and Poor’s based on industry representation, liquidity, and stability.  The stocks in the S&P 500 Index are not the 500 largest companies, rather the index is designed to capture the returns of many different sectors of the U.S. economy.  The total return calculation includes the price-plus-gross cash dividend return.

Barclays Capital U.S. Long Government Index (formerly Lehman Brothers U.S. Government Index:  Long Subset) – A benchmark comprised of the Barclays Capital U.S. Treasury and U.S. Agency indices.  The U.S. Long Government Index includes Treasuries (public obligations of the U.S. Treasury that have remaining maturities of more than ten years) and U.S. agency debentures (publicly issued debt of U.S. Government agencies, quasi-federal corporations, and corporate or foreign debt guaranteed by the U.S. Government). The U.S. Government Index is a component of the Barclays Capital U.S. Government Index.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS. FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS. THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE.  OFFERING BY PROSPECTUS ONLY.

INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL.  IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL’S OPINION.  DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.